Freeport-McMoRan Copper & Gold Inc. Announces Agreement to Acquire 23.9 million FCX Common Shares owned by Rio Tinto

NEW ORLEANS, LA, March 22, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced today that it has agreed to acquire for cash all 23,931,100 FCX class B common shares owned by a subsidiary of Rio Tinto plc, at a market based price.  Rio Tinto acquired these shares in mid-1995 for $20.90 per share in connection with FCX’s spin-off from its former parent and Rio Tinto’s participation in a major expansion project at FCX’s principal operating subsidiary, PT Freeport Indonesia (PT-FI).  The repurchase transaction, estimated to approximate $1.0 billion, is conditioned on FCX’s sale of convertible preferred equity securities.  Rio Tinto’s joint venture participations, whereby Rio Tinto has an interest in PT-FI’s copper and gold production above specified levels and rights to participate in expansion and exploration activities, are not affected by this transaction.

Richard C. Adkerson, Chief Executive Officer of FCX, said, “This transaction allows our shareholders to participate to a greater extent in the value of our Grasberg copper and gold mining complex with no increase in our debt.  Our actions in recent years to improve our balance sheet have positioned us to undertake this transaction.  We look forward to continuing our partnership with Rio Tinto through their significant joint venture participation in our operations at the Grasberg mineral complex.”

Leigh Clifford, Chief Executive of Rio Tinto said, “Through our significant direct interest in Grasberg, we will continue to benefit from our relationship with Freeport, the manager of the Grasberg operations.  As our preference is to invest in large, long life low cost assets in which we have direct access to the operating cash flows, we do not generally hold long term minority positions in other listed companies.”

FCX’s common shares outstanding, following completion of the transaction, would approximate 177 million shares.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and refines copper concentrates in Spain and Indonesia.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding the acquisition of Rio Tinto’s shares of FCX common stock and the funding of such acquisition.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Important factors that might cause future results to differ from these projections include our ability to complete the acquisition transaction with Rio Tinto and the proposed financing for such acquisition, industry risks, commodity prices, Indonesian political risks, and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

# # #